Exhibit 21.1

SUBSIDIARIES                                             State of Incorporation



Ameritel Communications, Inc.                                      Delaware
Blue Chip Marketing, Inc.                                          Delaware
Interactive Display Technologies, Inc.                             Delaware
US Communications, Inc.                                            Delaware
US Paging Services, Inc.                                           Delaware
Wireless Communications Centers, Inc.                              Delaware
Americomonline.com, Inc.                                           Delaware
Telcollect, Inc.                                                   New York
Digital Calling Card, Inc.                                         Georgia

US Communications of Puerto Rico, Inc.                             Puerto Rico